Exhibit 99.1

April 19, 2010	570-724-0247
yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND

FOR IMMEDIATE RELEASE

WELLSBORO, PA - Directors of Citizens & Northern Corporation, parent company of Citizens & Northern Bank and First State Bank, have declared a regular quarterly cash dividend of $.09 per share.   The record date is May 3, 2010 and it is payable on May 14, 2010 to shareholders of record.  The amount is increased from the previous dividend of $.08 per share, which was paid in February 2010.

Declaration of the dividend was made at the April 19, 2010 meeting of the C&N Board of Directors.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Bradford, Cameron, Lycoming, Potter, McKean, Sullivan and Tioga Counties. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank offices are located in Canisteo and Hornell, NY. First State Bank can be found on the web at www.fsbcanisteo.com. The Corporation’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles.  Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.